EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi, Bob Kurkiewicz – P:313 871-8400
Marcotte Financial Relations – Mike Marcotte – P:248 656-3873

Caraco Declares Unaudited Preliminary Results for Q1 2005 (Transition Year)

Highest Ever Revenues of $17.3 Million, up 28%.
For Immediate Release

DETROIT, April 26, 2005 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) declared highest ever revenues of $17.3 million, up 28%, from Q1-2004, and net cash from operations of $4.7 million for Q-1 2005. After non-cash R&D expense of $10.2 million and total R&D expense of $11.8 million, the net loss was $4.6 million, Jitendra N. Doshi, Chief Executive Officer, announced today.

The Q-1 2005 unaudited preliminary results are being declared to facilitate statutory consolidation of Caraco results in the unaudited results of Sun Pharmaceutical Industries Limited, as of March 31, 2005.

Mr. Doshi said, “As stated earlier and as was expected, pricing pressures due to increased competition have resulted in lower prices and have adversely affected our margins. Management has and will continue to work diligently to counter this through increased sales volumes, better cost absorption of operational overheads, and cost reductions. In addition, the higher level of R&D activities has resulted in higher total R&D expense, during Q-1 2005.”

During Q-1 of 2005, Caraco selected seven additional products for development pursuant to the November 21, 2002 products agreement with Sun Pharma Global, Inc. With this, all 25 products to be transferred under this agreement have been selected.

Of these 25 products, 11 products have passed bio-equivalency studies and 14 are in various stages of development. Of the 11 products, 9 ANDAs have been filed with the FDA. There are currently 9 ANDAs pending FDA approval.

As previously disclosed, the Company has changed its fiscal year from December 31 to March 31, commencing in 2005. This is to enable the Company’s fiscal year to conform to the March 31 fiscal year of its parent company, Sun Pharmaceutical Industries Limited, of which Caraco is a 64 % subsidiary. The Company intends to file a transition report for the period January 1, 2005 through March 31, 2005 (Q-1 2005) on Form 10-K, no later than June 14, 2005.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation’s largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies.

Caraco Pharma

Q1-2005 preliminary/unaudited results

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include: that the information is of a preliminary nature and may be subject to further adjustment; not obtaining FDA approval for new products or delays in receiving FDA approvals; governmental restrictions on the sale of certain products; dependence on key personnel; development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; market and customer acceptance and demand for new pharmaceutical products; availability of raw materials in a timely manner, at competitive prices, and in required quantities; timing and success of product development and launch; integrity and reliability of the Company’s data; lack of success in attaining full compliance with regard to regulatory and cGMP compliance; experiencing difficulty in managing our recent rapid growth and anticipated future growth; dependence on limited customer base; occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; dependence on few products generating majority of sales; product liability claims for which the Company may be inadequately insured; subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable, allowances including chargebacks, rebates, income taxes, values of assets and inventories etc., litigation involving claims of patent infringement and other risks identified in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

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